Exhibit 99.1

For release: August 10, 2018

Contact: John, K. Lines, SVP, General Counsel

Phone: (615) 890-2020

NHC Reports Second Quarter 2018 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended June 30, 2018 totaled $242,142,000 compared to $238,695,000 for the quarter ended June 30, 2017, an increase of 1.4%.

For the quarter ended June 30, 2018, reported GAAP net income attributable to NHC was $22,461,000 compared to $10,655,000 for the second quarter of 2017. The increase in GAAP net income was primarily due to the new accounting standard of recording the quarterly market value change of our marketable equity securities through the income statement. Excluding the $12.4 million unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended June 30, 2018 was $14,155,000 compared to $11,882,000 for the second quarter of 2017, an increase of 19.1%(1). For the quarter ended June 30, 2018, the reported GAAP diluted earnings per share was $1.47 and the adjusted diluted earnings per share was $0.93(1).

(1)	See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing facilities with 9,629 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, and 36 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Net patient revenues	$230,654	$227,085	$462,346	$454,339
Other revenues	11,488	11,610	22,757	22,894
Net operating revenues	242,142	238,695	485,103	477,233

Costs and expenses:
Salaries, wages and benefits	145,466	142,684	285,561	280,739
Other operating	62,589	62,094	127,761	125,272
Facility rent	10,272	10,079	20,501	20,167
Depreciation and amortization	10,397	10,481	20,739	20,776
Interest	1,253	1,219	2,493	2,277
Total costs and expenses	229,977	226,557	457,055	449,231

Income from operations	12,165	12,138	28,048	28,002

Non-operating income	5,654	5,189	2,589	9,957
Unrealized gains (losses) on marketable equity securities	12,448	-	(3,069)	-

Income before income taxes	30,267	17,327	27,568	37,959
Income tax provision	(7,892)	(6,758)	(8,092)	(14,757)
Net income	22,375	10,569	19,476	23,202

Net loss attributable to noncontrolling interest	86	86	194	181

Net income attributable to National HealthCare Corporation	$22,461	$10,655	$19,670	$23,383

Net income per common share
Basic	$1.48	$0.70	$1.29	$1.54
Diluted	$1.47	$0.70	$1.29	$1.54

Weighted average common shares outstanding
Basic	15,221,262	15,189,818	15,218,962	15,181,700
Diluted	15,228,305	15,220,448	15,224,958	15,216,336

Dividends declared per common share	$0.50	$0.48	$0.98	$0.93

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2018	2017
	(unaudited)

Cash, cash equivalents and marketable securities	$195,338	$198,203
Restricted cash, cash equivalents and marketable securities	174,498	174,698
Current assets	317,494	329,311
Property and equipment, net	544,035	549,319
Total assets	1,070,749	1,096,526
Current liabilities	142,993	155,065
Long-term debt	85,000	100,000
NHC stockholders' equity	706,270	702,738

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Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Skilled Nursing Per Diems:
Medicare	$461.99	$462.08	$461.50	$462.24
Managed Care	398.70	407.16	400.23	409.42
Medicaid	188.41	185.05	188.91	185.25
Private Pay and Other	237.08	232.91	237.92	232.29

Average Skilled Nursing Per Diem	$267.88	$266.46	$270.28	$267.37

Skilled Nursing Patient Days:
Medicare	119,510	118,755	246,733	242,651
Managed Care	59,460	62,542	119,747	122,160
Medicaid	320,729	318,605	630,429	633,893
Private Pay and Other	178,219	181,613	353,679	358,488

Total Skilled Nursing Patient Days	677,918	681,515	1,350,588	1,357,192

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Net income attributable to National Healthcare Corporation	$22,461	$10,655	$19,670	$23,383
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(12,448)	-	3,069	-
Legal costs and charges related to Caris' legal investigation	136	359	8,364	482
Operating results for newly opened facilities not at full capacity (*)	339	912	531	1,750
Stock-based compensation expense	749	740	1,177	832
Provision of income taxes on non-GAAP adjustments	2,918	(784)	(2,563)	(1,195)
Non-GAAP Net income	$14,155	$11,882	$30,248	$25,252

GAAP diluted earnings per share	$1.47	$0.70	$1.29	$1.54
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(0.60)	-	0.15	-
Legal costs and charges related to Caris' legal investigation	0.01	0.01	0.46	0.02
Operating results for newly opened facilities not at full capacity (*)	0.01	0.04	0.03	0.07
Stock-based compensation expense	0.04	0.03	0.06	0.03
Non-GAAP diluted earnings per share	$0.93	$0.78	$1.99	$1.66

(*) The newly opened facilities consist of one skilled nursing facility and two assisted living facilities that opened during 2017.

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